Exhibit 99.1

News Release

Lockheed Martin Reports Fourth Quarter and Full Year 2016 Results

•	Net sales of $13.8 billion in the fourth quarter and $47.2 billion in 2016
•	Net earnings from continuing operations of $959 million, or $3.25 per share, in the fourth quarter and $3.8 billion, or $12.38 per share, in 2016
•	Generated cash from operations of $729 million in the fourth quarter and $5.2 billion in 2016
•	Backlog of $96.2 billion at the end of 2016
•	2017 financial outlook provided

BETHESDA, Md., Jan. 24, 2017 – Lockheed Martin [NYSE: LMT] today reported fourth quarter 2016 net sales of $13.8 billion, compared to $11.5 billion in the fourth quarter of 2015. Net earnings from continuing operations in the fourth quarter of 2016 were $959 million, or $3.25 per share, compared to $817 million, or $2.63 per share, in the fourth quarter of 2015. Cash from operations in the fourth quarter of 2016 was $729 million, compared to $1.4 billion in the fourth quarter of 2015.

Net sales in 2016 were $47.2 billion, compared to $40.5 billion in 2015. Net earnings from continuing operations in 2016 were $3.8 billion, or $12.38 per share, compared to $3.1 billion, or $9.93 per share, in 2015. Cash from operations in 2016 was $5.2 billion, compared to cash from operations in 2015 of $5.1 billion.

“Our dedicated employees delivered outstanding performance for our customers in 2016, resulting in exceptional financial results" said Chairman, President, and CEO Marillyn Hewson.  “Looking ahead to 2017, we remain focused on meeting commitments to customers, pursuing new business growth opportunities, investing in innovative solutions to drive affordability and prepare for the future, and returning value to our shareholders.”

Summary Financial Results

The following table presents the Corporation’s summary financial results.

(in millions, except per share data) [1]	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015
Net sales	$13,752	$11,520	$47,248	$40,536

Business segment operating profit [2]	$1,290	$1,280	$5,100	$4,978
Unallocated items [1]
FAS/CAS pension adjustment [3]	230	95	902	400
Special item - severance charges	–	(67)	(80)	(82)
Stock-based compensation	(25)	(20)	(149)	(133)
Other, net [5]	(67)	(188)	(224)	(451)
Total unallocated items	138	(180)	449	(266)
Consolidated operating profit	$1,428	$1,100	$5,549	$4,712

Net earnings from
Continuing operations [2,4,5]	$959	$817	$3,753	$3,126
Discontinued operations	29	116	1,549	479
Net earnings	$988	$933	$5,302	$3,605

Diluted earnings per share from
Continuing operations [2,4,5]	$3.25	$2.63	$12.38	$9.93
Discontinued operations	0.10	0.38	5.11	1.53
Diluted earnings per share	$3.35	$3.01	$17.49	$11.46

Cash from operations [1,4]	$729	$1,364	$5,189	$5,101

[1]

The operating results of the Corporation’s former Information Systems & Global Solutions (IS&GS) business, which was divested on Aug. 16, 2016, have been classified as discontinued operations in the year ended Dec. 31, 2016 and in the quarter and year ended Dec. 31, 2015. However, cash from operations includes the cash flows generated by the IS&GS business through the Aug. 16, 2016 divestiture date, as the Corporation retained this cash as part of the divestiture. A $1.2 billion gain recorded as a result of the divestiture of the IS&GS business is included in net earnings from discontinued operations in the year ended Dec. 31, 2016. Certain reclassifications of Unallocated items were made as a result of the divestiture of the IS&GS business. See the “Unallocated items” section of this news release for additional information related to these reclassifications.

[2]

Business segment operating profit for the year ended Dec. 31, 2016 includes a non-cash gain of $127 million recognized at the Corporation’s Space Systems business segment related to the consolidation of AWE Management Limited (AWE) upon obtaining control of this venture on Aug. 24, 2016, which increased net earnings from continuing operations $104 million ($0.34 per share).

[3]	FAS/CAS pension adjustment increased in the quarter and year ended Dec. 31, 2016 primarily due to the increase in CAS cost as a consequence of CAS Harmonization. See description in section titled “Section Results” in this news release.

[4]	In 2016, the Corporation adopted a new accounting standard issued by the Financial Accounting Standards Board that changed certain aspects of the accounting for equity awards granted to employees. As a result, the Corporation recognized additional income tax benefits as an increase to net earnings from continuing operations and operating cash flows of $15 million ($0.05 per share) and $152 million ($0.50 per share) in the quarter and year ended Dec. 31, 2016. The new accounting standard did not impact any periods prior to Jan. 1, 2016.

[5]

Other, net in the quarter and year ended Dec. 31, 2015 includes a non-cash asset impairment charge of about $90 million related to the Corporation’s decision to divest its Lockheed Martin Commercial Flight Training (LMCFT) business. This charge was partially offset by a net deferred tax benefit of about $80 million, which is recorded in income tax expense. The net impact reduced net earnings by about $10 million ($0.03 per share) in the quarter and year ended Dec. 31, 2015. The Corporation completed the sale of LMCFT in the second quarter of 2016. Additionally, Other, net in the quarter and year ended Dec. 31, 2015 includes approximately $38 million ($0.08 per share) of non-recoverable transaction costs associated with the acquisition of Sikorsky.

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2017 Financial Outlook

The following table and other sections of this news release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation’s practice not to incorporate adjustments into its financial outlook for proposed acquisitions, divestitures, ventures and changes in law until such items have been consummated or enacted. For additional factors that may impact the Corporation’s actual results, refer to the “Forward-Looking Statements” section in this news release.

(in millions, except per share data)	Current Outlook

Net sales	$49,400 – $50,600

Business segment operating profit	$5,015 – $5,135
FAS/CAS pension adjustment	~880
Other, net	~(300)
Consolidated operating profit	$5,595 – $5,715

Diluted earnings per share	$12.25 – $12.55

Cash from operations	≥ $5,700

The Corporation’s outlook for the 2017 FAS/CAS pension benefit is expected to be approximately $880 million. This incorporates a year end 2016 discount rate of 4.125%, a 25 basis point decrease from the end of 2015; an actual investment return during 2016 of approximately 5.0%; a 50 basis point reduction in our long-term rate of return assumption from 8.00% to 7.50%; and the revised longevity assumptions released on Oct. 20, 2016 by the Society of Actuaries. There are no planned contributions to our legacy qualified defined benefit pension plans in 2017.

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Cash Deployment Activities

The Corporation’s cash deployment activities in the quarter and year ended Dec. 31, 2016 consisted of the following:

•	repurchasing 3.2 million shares for $816 million and 8.9 million shares for $2.1 billion during the quarter and year ended Dec. 31, 2016, compared to 3.2 million shares for $707 million and 15.2 million shares for $3.1 billion during the quarter and year ended Dec. 31, 2015;
•	paying cash dividends of $530 million and $2.0 billion during the quarter and year ended Dec. 31, 2016, compared to $505 million and $1.9 billion during the quarter and year ended Dec. 31, 2015;
•	repaying $952 million of long-term debt upon scheduled maturity during the year ended Dec. 31, 2016, compared to no repayments in the year ended Dec. 31, 2015; and
•	making capital expenditures of $436 million and $1.1 billion during the quarter and year ended Dec. 31, 2016, compared to $439 million and $939 million during the quarter and year ended Dec. 31, 2015.

Internal Controls

The Corporation is completing its assessment of the effectiveness of its internal control over financial reporting as of Dec. 31, 2016. However, the Corporation expects to report a material weakness in internal control over financial reporting at its Sikorsky Aircraft Corporation (Sikorsky) business in its Annual Report on Form 10-K for the year ended Dec. 31, 2016. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Corporation’s annual or interim financial statements could occur but will not be prevented or detected on a timely basis.

Sikorsky was acquired on Nov. 6, 2015 and generated about 10% of the Corporation’s total net sales for the year ended Dec. 31, 2016. Prior to 2016, Sikorsky was not included in assessments of the effectiveness of the Corporation’s internal control over financial reporting as the U.S. Securities and Exchange Commission (SEC) rules provide companies one year to assess controls at an acquired entity. Accordingly, in the year ended Dec. 31, 2016 the Corporation has performed its first comprehensive assessment of the design and effectiveness of internal controls at Sikorsky and determined that Sikorsky’s internal control over financial reporting was ineffective as of Dec. 31, 2016. Specifically, Sikorsky did not adequately identify, design and implement appropriate process-level controls for its processes and appropriate information technology controls for its information technology systems. As of the date of this earnings release, there have been no material errors in the financial results or balances identified as a result of the control deficiencies at Sikorsky, and there has been no restatement of prior period financial statements and no change in previously released financial results were required due to these control deficiencies.

The Corporation continues its review and will continue to enhance the risk assessment process and the design of internal controls over financial reporting at Sikorsky. The material weakness will not be considered remediated until the applicable remedial controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. The

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Corporation expects that the remediation of this material weakness will be completed prior to the end of fiscal year 2017.

Segment Results

The Corporation operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space Systems.

The discussion and presentation of the operating results of the Corporation’s business segments in this news release have been impacted by the following recent events:

•	The Corporation completed the divestiture of its Information Systems & Global Solutions (IS&GS) business on Aug. 16, 2016, which merged with a subsidiary of Leidos Holdings, Inc. (Leidos). The discussion and presentation of the Corporation’s segment results for all periods presented in this news release exclude the results of the IS&GS business.

•	The Corporation’s ownership interest in the AWE Management Limited (AWE) venture increased by 18% on Aug. 24, 2016. As a result of the increase in ownership interest, the Corporation now holds a 51% controlling interest in AWE. Accordingly, the Corporation is required to consolidate the AWE venture, which has been aligned under the Corporation’s Space Systems business segment. The discussion of Space Systems operating results includes 100% of AWE’s sales and 51% of AWE’s operating profit since Aug. 24, 2016. Previously, the Corporation accounted for its investment in AWE using the equity method of accounting. Under the equity method, none of AWE’s sales and only 33% of AWE’s net earnings were included in operating profit of the Space Systems business segment.

•	On Nov. 6, 2015, the Corporation completed the acquisition of Sikorsky, which was aligned under its RMS business segment. The discussion and presentation of the operating results of the RMS business segment include the operating results of Sikorsky since the Nov. 6, 2015 acquisition date.

Operating profit of the business segments includes the Corporation’s share of earnings or losses from equity method investees as the operating activities of the equity method investees are closely aligned with the operations of the Corporation’s business segments. United Launch Alliance (ULA), which is part of the Space Systems business segment, is the Corporation’s primary equity method investee. Operating profit of the Corporation’s business segments excludes the FAS/CAS pension adjustment, which represents the difference between total pension expense recorded in accordance with U.S. generally accepted accounting principles (FAS) and pension costs recoverable on U.S. Government contracts as determined in accordance with U.S. Government Cost Accounting Standards (CAS); expense for stock-based compensation; the effects of items not considered part of management’s evaluation of segment operating performance, such as charges related to significant severance actions and certain asset impairments; gains or losses from divestitures; the effects of certain legal settlements; corporate costs not allocated to the Corporation’s business segments; and other miscellaneous corporate activities.

Changes in net sales and operating profit generally are expressed in terms of volume. Changes in volume refer to increases or

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decreases in sales or operating profit resulting from varying production activity levels, deliveries or service levels on individual contracts. Volume changes in segment operating profit are typically based on the current profit booking rate for a particular contract.

In addition, comparability of the Corporation’s segment sales, operating profit and operating margin may be impacted favorably or unfavorably by changes in profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting. Increases in the profit booking rates, typically referred to as risk retirements, usually relate to revisions in the estimated total costs that reflect improved conditions on a particular contract. Conversely, conditions on a particular contract may deteriorate resulting in an increase in the estimated total costs to complete and a reduction in the profit booking rate. Increases or decreases in profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes. Segment operating profit and margin may also be impacted favorably or unfavorably by other items. Favorable items may include the positive resolution of contractual matters, cost recoveries on restructuring charges, insurance recoveries and gains on sales of assets. Unfavorable items may include the adverse resolution of contractual matters; restructuring charges, except for significant severance actions which are excluded from segment operating results; reserves for disputes; certain asset impairments; and losses on sales of assets.

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The following table presents summary operating results of the Corporation’s business segments and reconciles these amounts to the Corporation’s consolidated financial results.

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015
Net sales
Aeronautics	$5,407	$4,384	$17,769	$15,570
Missiles and Fire Control	1,757	1,969	6,608	6,770
Rotary and Mission Systems	3,809	2,785	13,462	9,091
Space Systems	2,779	2,382	9,409	9,105
Total net sales	$13,752	$11,520	$47,248	$40,536

Operating profit
Aeronautics	$552	$448	$1,887	$1,681
Missiles and Fire Control	255	387	1,018	1,282
Rotary and Mission Systems	228	157	906	844
Space Systems	255	288	1,289	1,171
Total business segment operating profit	1,290	1,280	5,100	4,978
Unallocated items
FAS/CAS pension adjustment	230	95	902	400
Special item - severance charges	–	(67)	(80)	(82)
Stock-based compensation	(25)	(20)	(149)	(133)
Other, net	(67)	(188)	(224)	(451)
Total unallocated items	138	(180)	449	(266)
Total consolidated operating profit	$1,428	$1,100	$5,549	$4,712

The Corporation’s consolidated net profit adjustments not related to volume, including net profit booking rate adjustments and reserves, represented approximately 26 percent and 28 percent of total segment operating profit for the quarter and year ended Dec. 31, 2016, compared to approximately 28 percent and 34 percent for the quarter and year ended Dec. 31, 2015.

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Aeronautics

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015
Net sales	$5,407	$4,384	$17,769	$15,570
Operating profit	$552	$448	$1,887	$1,681
Operating margin	10.2%	10.2%	10.6%	10.8%

Aeronautics’ net sales in the fourth quarter of 2016 increased $1.0 billion, or 23 percent, compared to the same period in 2015. The increase was attributable to higher net sales of approximately $640 million for the F-35 program due to increased volume on aircraft production and sustainment activities, partially offset by lower volume on development activities; about $160 million for the F-16 program due to higher volume on aircraft modernization programs and increased aircraft deliveries (four aircraft delivered in the quarter ended Dec. 31, 2016 compared to two in the same period of 2015); about $100 million for the C-5 program due to increased aircraft deliveries (three aircraft delivered in the quarter ended Dec. 31, 2016 compared to two in the same period of 2015) and increased sustainment activities; and about $100 million for the C-130 program due to increased aircraft deliveries (eight aircraft delivered in the quarter ended Dec. 31, 2016 compared to seven in the same period of 2015) and increased sustainment activities.

Aeronautics’ operating profit in the fourth quarter of 2016 increased $104 million, or 23 percent, compared to the same period in 2015. Operating profit increased about $80 million for the F-35 program due to increased volume on aircraft production and sustainment activities and higher risk retirements; and about $15 million for the C-5 program due to higher risk retirements and increased aircraft deliveries. Adjustments not related to volume, including net profit booking rate adjustments, were about $50 million higher in the fourth quarter of 2016 compared to the same period in 2015.

Aeronautics’ net sales in 2016 increased $2.2 billion, or 14 percent, compared to 2015. The increase was attributable to higher net sales of about $1.7 billion for the F-35 program due to increased volume on aircraft production and sustainment activities, partially offset by lower volume on development activities; and about $290 million for C-130 program due to increased deliveries (24 aircraft delivered in the year ended Dec. 31, 2016 compared to 21 in the same period of 2015) and increased sustainment activities; and about $250 million for the F-16 program primarily due to higher volume on aircraft modernization programs. The increases were partially offset by lower net sales of about $55 million for the C-5 program due to decreased sustainment activities.

Aeronautics’ operating profit in 2016 increased $206 million, or 12 percent, compared to 2015. Operating profit increased about $195 million for the F-35 program due to increased volume on aircraft production and sustainment activities and higher risk retirements; and about $60 million for aircraft support and maintenance programs due to higher risk retirements and increased volume. These increases were partially offset by lower operating profit of about $65 million for the C-130 program due to contract mix and lower risk retirements. Adjustments not related to volume, including net profit booking rate adjustments, were about $20 million higher in 2016 compared to 2015.

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Missiles and Fire Control

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015
Net sales	$1,757	$1,969	$6,608	$6,770
Operating profit	$255	$387	$1,018	$1,282
Operating margin	14.5%	19.7%	15.4%	18.9%

MFC’s net sales in the fourth quarter of 2016 decreased $212 million, or 11 percent, compared to the same period in 2015. The decrease was attributable to lower net sales of about $125 million for air and missile defense programs due to lower deliveries and volume (primarily Patriot Advanced Capability (PAC-3) and Terminal High Altitude Area Defense (THAAD)); and about $65 million for fire control programs due to lower deliveries (primarily LANTIRN® and SNIPER®).

MFC’s operating profit in the fourth quarter of 2016 decreased $132 million, or 34 percent, compared to the same period in 2015. Operating profit decreased about $110 million for air and missile defense programs due to lower risk retirements (PAC-3 and THAAD) and lower deliveries and volume. Adjustments not related to volume, including net profit booking rate adjustments, were about $80 million lower in the fourth quarter of 2016 compared to the same period in 2015.

MFC’s net sales in 2016 decreased $162 million, or 2 percent, compared to 2015. The decrease was attributable to lower net sales of about $205 million for air and missile defense programs due to decreased volume (primarily THAAD); and lower net sales of about $95 million due to lower volume on various programs. These decreases were partially offset by a $75 million increase for tactical missiles programs due to increased deliveries (primarily Hellfire); and about $70 million for fire control programs due to increased volume (Special Operations Forces Contractor Logistics Support Services).

MFC’s operating profit in 2016 decreased $264 million, or 21 percent, compared to 2015. Operating profit decreased about $145 million for air and missile defense programs due to lower risk retirements (PAC-3 and THAAD) and a reserve for a contractual matter; about $45 million for tactical missiles programs due to lower risk retirements (Javelin); and about $45 million for fire control programs due to lower risk retirements (Apache) and program mix. Adjustments not related to volume, including net profit booking rate adjustments and reserves, were about $225 million lower in 2016 compared to 2015.

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Rotary and Mission Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015
Net sales	$3,809	$2,785	$13,462	$9,091
Operating profit	$228	$157	$906	$844
Operating margin	6.0%	5.6%	6.7%	9.3%

RMS’ net sales in the fourth quarter of 2016 increased $1.0 billion, or 37 percent, compared to the same period in 2015. The increase was primarily attributable to higher net sales of about $1.2 billion from Sikorsky, which was acquired on Nov. 6, 2015. Net sales for 2015 include Sikorsky’s results subsequent to the acquisition date, net of certain revenue adjustments required to account for the acquisition of this business. This increase was partially offset by a decrease in net sales of about $90 million for training and logistics programs due to decreased volume on various programs and the divestiture of our Lockheed Martin Commercial Flight Training (LMCFT) business which reported sales through the May 2, 2016 divestiture date.

RMS’ operating profit in the fourth quarter of 2016 increased $71 million, or 45 percent, compared to the same period in 2015. Operating profit increased about $50 million for our integrated warfare systems and sensors programs due to investments made in connection with a next generation radar technology program awarded during the quarter ended Dec. 31, 2015; and $35 million for undersea systems programs primarily due to higher reserves for performance matters on an international program recorded during the quarter ended Dec. 31, 2015. Adjustments not related to volume, including net profit booking rate adjustments and reserves, were about $80 million higher in the fourth quarter of 2016 compared to the same period in 2015.

RMS’ net sales in 2016 increased $4.4 billion, or 48 percent, compared to 2015. The increase was primarily attributable to higher net sales of about $4.6 billion from Sikorsky, which was acquired on Nov. 6, 2015. Net sales for 2015 include Sikorsky’s results subsequent to the acquisition date, net of certain revenue adjustments required to account for the acquisition of this business. This increase was partially offset by lower net sales of about $70 million for training and logistics programs due to the divestiture of our LMCFT business on May 2, 2016; and about $65 million for ship and aviation systems programs due to decreased volume on various programs.

RMS’ operating profit in 2016 increased $62 million, or 7 percent, compared to 2015. Operating profit increased about $85 million for training and logistics programs due primarily to the divestiture of our LMCFT business which generated operating losses through its May 2, 2016 divestiture date; about $60 million for our integrated warfare systems and sensors programs due to investments made in connection with a next generation radar technology program awarded during the year ended Dec. 31, 2015; and about $55 million for undersea systems programs due primarily to higher reserves for performance matters on an international program in the year ended Dec. 31, 2015. These increases were partially offset by a decrease of $70 million as a result of a higher operating loss from Sikorsky, inclusive of the unfavorable impacts of intangible asset amortization and other adjustments required to account for the acquisition of this business; about $30 million for ship and aviation systems programs due primarily to performance on various programs; and about

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$25 million for other matters. Adjustments not related to volume, including net profit booking rate adjustments and reserves, were about $155 million higher in 2016 compared to 2015.

Space Systems

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015
Net sales	$2,779	$2,382	$9,409	$9,105
Operating profit	$255	$288	$1,289	$1,171
Operating margin	9.2%	12.1%	13.7%	12.9%

Space Systems’ net sales in the fourth quarter of 2016 increased $397 million, or 17 percent, compared to the same period in 2015. The increase was attributable to net sales of about $310 million from AWE following the consolidation of this business in the third quarter of 2016; and about $150 million for commercial space transportation programs due to increased launch-related activities. These increases were partially offset by lower net sales of about $80 million for the government satellite programs due to decreased volume (primarily Mobile User Objective Systems (MUOS) and Space Based Infrared Systems (SBIRS)).

Space Systems’ operating profit in the fourth quarter of 2016 decreased $33 million, or 11 percent, compared to the same period in 2015. Operating profit decreased about $75 million for government satellite programs due to lower risk retirements (primarily MUOS and SBIRS) and decreased volume, partially offset by about $25 million of increased equity earnings from joint ventures (primarily ULA). Adjustments not related to volume, including net profit booking rate adjustments, were about $75 million lower in the fourth quarter of 2016 compared to the same period in 2015.

Space Systems’ net sales in 2016 increased $304 million, or 3 percent, compared to 2015. The increase was attributable to net sales of about $410 million from AWE following the consolidation of this business in the third quarter of 2016; and about $150 million for commercial space transportation programs due to increased launch-related activities; and about $70 million of higher net sales for various programs (primarily Fleet Ballistic Missiles) due to increased volume. These increases were partially offset by a decrease in net sales of about $340 million for government satellite programs due to decreased volume (primarily SBIRS and MUOS) and the wind-down or completion of mission solutions programs.

Space Systems’ operating profit in 2016 increased $118 million, or 10 percent, compared to 2015. The increase was primarily attributable to a non-cash, pre-tax gain of about $127 million related to the consolidation of AWE; and about $80 million of increased equity earnings from joint ventures (primarily ULA). These increases were partially offset by a decrease of about $105 million for government satellite programs due to lower risk retirements (primarily SBIRS, MUOS and mission solutions programs) and decreased volume. Adjustments not related to volume, including net profit booking rate adjustments, were about $185 million lower in 2016 compared to 2015.

Total equity earnings recognized by Space Systems (primarily ULA) represented about $85 million, or 33 percent, and about $325 million, or 25 percent, of this business segment’s operating profit during the quarter and year ended Dec. 31, 2016, compared

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to about $60 million, or 21 percent, and about $245 million, or 21 percent, during the quarter and year ended Dec. 31, 2015.

Unallocated items

(in millions)	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015
Unallocated items
FAS/CAS pension adjustment	$230	$95	$902	$400
Special item - severance charges	–	(67)	(80)	(82)
Stock-based compensation	(25)	(20)	(149)	(133)
Other, net	(67)	(188)	(224)	(451)
Total unallocated items	$138	$(180)	$449	$(266)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and are included in “Unallocated items.” See the Corporation’s 2015 Annual Report on Form 10-K for a description of “Unallocated items.”

The operating results of the IS&GS business, which was divested on Aug. 16, 2016, have been reclassified as discontinued operations for all periods presented. Certain corporate overhead costs and certain defined benefit pension costs that were historically allocated to and included in the operating results of the IS&GS business have been reclassified into “Unallocated items” and included in the results of the Corporation’s continuing operations because the Corporation will continue to incur these costs subsequent to the divestiture of the IS&GS business.

Corporate overhead costs incurred by the Corporation and previously allocated to and included in the operating results of the IS&GS business were comprised of expenses related to senior management, legal, human resources, finance, accounting, treasury, tax, information technology, communications, ethics and compliance, corporate employee benefits, incentives and stock-based compensation, shared services processing and administration and depreciation for corporate fixed assets. The amount of corporate overhead costs previously included in the operating results of the IS&GS business that have been reclassified to and included in the results of the Corporation’s continuing operations were $82 million in the year ended Dec. 31, 2016 and $32 million and $165 million in the quarter and year ended Dec. 31, 2015. These costs are included in “Other, net” within “Unallocated items.”

Prior to the divestiture of the IS&GS business, certain IS&GS salaried employees participated in various defined benefit pension and other post-employment benefit plans administered and sponsored by the Corporation. Pension costs related to benefits earned by these employees were historically allocated to and included in the results of operations of the IS&GS business. Subsequent to the divestiture, IS&GS salaried employees that transferred to Leidos will no longer earn additional benefits under the Corporation’s defined benefit pension and other post-employment benefit plans, but remain entitled to the benefits earned through the closing of the

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divestiture. The Corporation retained all obligations related to the benefits earned by the IS&GS salaried employees through the closing of the divestiture and the related assets of the plans. Therefore, the Corporation will continue to incur the non-service portion of pension costs (interest cost, actuarial gains and losses and expected return on plan assets) for IS&GS salaried employees that transferred to Leidos. Accordingly, these costs have been reclassified to and included in the results of the Corporation’s continuing operations. The non-service portion of pension costs previously included in the operating results of the IS&GS business that have been reclassified to and included in the results of the Corporation’s continuing operations were $54 million in the year ended Dec. 31, 2016 and $18 million and $71 million in the quarter and year ended Dec. 31, 2015. These costs are included in the “FAS/CAS pension adjustment” within “Unallocated items.” The service portion of pension costs related to IS&GS salaried employees that transferred to Leidos remains in the operating results of the IS&GS business classified as discontinued operations because such costs will no longer be incurred by the Corporation subsequent to the divestiture of IS&GS.

The Corporation allocates certain corporate overhead costs and defined benefit pension costs to its business segments because under U.S. Government contracting regulations such costs are allowable in establishing prices for contracts with the U.S. Government. Although the corporate overhead costs and defined benefit pension costs that were historically allocated to and included in the operating results of the IS&GS business have been reclassified to and included in the results of the Corporation’s continuing operations for financial reporting purposes, the Corporation will allocate similar costs incurred in future periods to its remaining business segments and expects to recover a substantial amount of these costs through the pricing of its products and services to the U.S. Government and other customers in future periods.

Significant severance charges related to the IS&GS business were historically recorded at the Lockheed Martin corporate office. These charges have been reclassified into the operating results of the IS&GS business classified as discontinued operations and excluded from the results of the Corporation’s continuing operations. The amount of severance charges reclassified were $19 million and $20 million in the years ended Dec. 31, 2016 and 2015, respectively.

Income Taxes

The Corporation’s effective income tax rate from continuing operations was 23.6 percent and 23.2 percent in the quarter and year ended Dec. 31, 2016, compared to 16.8 percent and 27.3 percent in the quarter and year ended Dec. 31, 2015. The rates for both periods benefited from tax deductions for U.S. manufacturing activities and for dividends paid to the Corporation’s defined contribution plans with an employee stock ownership plan feature. The rate in the year ended Dec. 31, 2016 benefited from the nontaxable gain recorded in connection with the increase in AWE ownership. The rate in the quarter and year ended Dec. 31, 2016 also benefited from the R&D tax credit. As a result of legislation enacted in the fourth quarter of 2015, the R&D tax credit was permanently extended and reinstated, retroactive to the beginning of 2015. Accordingly, the effective income tax rates for both the quarter and year ended Dec. 31, 2015 reflect the credit for all of 2015, which reduced the Corporation’s effective tax rates by 7.1 percentage points for the fourth quarter and 1.6 percentage points for the full year in 2015.

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In addition, the rate in the quarter and year ended Dec. 31, 2016 benefited from the additional tax benefits related to equity awards, which are now recorded as income tax benefit or expense in earnings effective with the adoption of an accounting standard update in the second quarter of 2016. As a result, the Corporation recognized additional income tax benefits of $15 million and $152 million during the quarter and year ended Dec. 31, 2016.

As a result of a decision in the fourth quarter of 2015 to divest LMCFT in 2016, the Corporation recorded an asset impairment charge of about $90 million. This charge was partially offset by a net deferred tax benefit of about $80 million. The net impact of the resulting tax benefit reduced the effective income tax rates by 5.2 percentage points for the fourth quarter and 1.2 percentage points for the full year in 2015.

Conference Call Information

Lockheed Martin will webcast live the earnings conference call (listen-only mode) on Tuesday, Jan. 24, 2017, at 11:00 a.m. ET. The live webcast and relevant financial charts will be available for download on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor.

For additional information, visit our website: www.lockheedmartin.com.

About Lockheed Martin

Headquartered in Bethesda, Maryland, Lockheed Martin is a global security and aerospace company that employs approximately 97,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

# # #

Media Contact:

Bill Phelps, director, Media Relations, 301-897-6308; william.phelps@lmco.com

Investor Relations Contacts:

Greg Gardner, vice president, Investor Relations, 301-897-6584; greg.m.gardner@lmco.com

Kelly Stevens, director, Investor Relations, 301-897-6455; kelly.stevens@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

14

•	the Corporation’s reliance on contracts with the U.S. Government, all of which are conditioned upon the availability of funding and can be terminated by the U.S. Government for convenience, and the impact of potential unilateral contract actions on our ability to negotiate favorable contract terms;
•	declining budgets; affordability initiatives; the implementation of automatic sequestration under the Budget Control Act of 2011 or Congressional actions intended to replace sequestration;
•	risks related to the development, production, performance, schedule, cost and requirements of complex and technologically advanced programs including the Corporation’s largest, the F-35 program;
•	economic, industry, business and political conditions (domestic and international) including their effects on governmental policy;
•	the Corporation’s success in growing international sales and expanding into adjacent markets and risks associated with doing business in new markets and internationally;
•	the competitive environment for the Corporation’s products and services, including increased pricing pressures in the Corporation’s remaining services businesses, competition from outside the aerospace and defense industry, and increased bid protests;
•	planned production rates for significant programs; compliance with stringent performance; reliability standards; materials availability;
•	the performance and financial viability of key suppliers, teammates, ventures, venture partners, subcontractors and customers;
•	the timing and customer acceptance of product deliveries;
•	the Corporation’s ability to continue to innovate and develop new products and to attract and retain key personnel and transfer knowledge to new personnel; the impact of work stoppages or other labor disruptions;
•	the impact of cyber or other security threats or other disruptions to the Corporation’s businesses;
•	the Corporation’s ability to implement and continue capitalization changes such as share repurchase activity and payment of dividends, pension funding as well as the pace and effect of any such capitalization changes;
•	the Corporation’s ability to recover certain costs under U.S. Government contracts and changes in contract mix;
•	the accuracy of the Corporation’s estimates and projections and the potential impact of changes in U.S. or foreign tax laws;
•	movements in interest rates and other changes that may affect pension plan assumptions, equity, the level of FAS/CAS earnings and actual returns on pension plan assets;
•	realizing the anticipated benefits of acquisitions or divestitures, ventures, teaming arrangements or internal reorganizations, and the Corporation’s efforts to increase the efficiency of its operations and improve the affordability of its products and services;
•	the ability to realize synergies and other expected benefits of the Sikorsky acquisition, including remediation of the material weakness in internal control over financial reporting related to the identification, design and operating effectiveness of internal controls over financial reporting at Sikorsky;
•	risk of a future impairment of goodwill, investments or other long-term assets, including the potential impairment of goodwill, intangible assets and inventory, recorded as a result of the Sikorsky acquisition, if Sikorsky does not perform as expected, or if demand for Sikorsky’s products is adversely impacted by global economic conditions including oil and gas trends;

15

•	risks related to the achievement of the intended benefits and tax treatment of the divestiture of our former IS&GS business;
•	the adequacy of the Corporation’s insurance and indemnities;
•	the effect of changes in (or the interpretation of): legislation, regulation or policy, including those applicable to procurement (including competition from fewer and larger prime contractors), cost allowability or recovery, accounting, taxation, or export; and
•	the outcome of legal proceedings, bid protests, environmental remediation efforts, government investigations or government allegations that we have failed to comply with law, other contingencies and U.S. Government identification of deficiencies in the Corporation’s business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see the Corporation’s filings with the SEC including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2015 and 2016 quarterly reports on Form 10-Q. The Corporation’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The Corporation’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its filing. Except where required by applicable law, the Corporation expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

16

Lockheed Martin Corporation

Consolidated Statements of Earnings1

(unaudited; in millions, except per share data)

	Quarters Ended Dec. 31,		Years Ended Dec. 31,
	2016	2015	2016	2015

Net sales	$13,752	$11,520	$47,248	$40,536
Cost of sales	(12,399)	(10,383)	(42,186)	(36,044)
Gross profit	1,353	1,137	5,062	4,492
Other income (expense), net	75	(37)	487	220
Operating profit[2]	1,428	1,100	5,549	4,712
Interest expense	(171)	(142)	(663)	(443)
Other non-operating (expense) income, net	(2)	24	-	30
Earnings from continuing operations before income taxes	1,255	982	4,886	4,299
Income tax expense[3]	(296)	(165)	(1,133)	(1,173)
Net earnings from continuing operations[3]	959	817	3,753	3,126
Net earnings from discontinued operations	29	116	1,549	479

Net earnings[3]	$988	$933	$5,302	$3,605
Effective tax rate	23.6%	16.8%	23.2%	27.3%

Earnings per common share
Basic
Continuing operations[3]	$3.29	$2.67	$12.54	$10.07
Discontinued operations	0.10	0.38	5.17	1.55
Basic earnings per common share	$3.39	$3.05	$17.71	$11.62

Diluted
Continuing operations	$3.25	$2.63	$12.38	$9.93
Discontinued operations	0.10	0.38	5.11	1.53
Diluted earnings per common share	$3.35	$3.01	$17.49	$11.46

Weighted average shares outstanding
Basic	291.8	305.9	299.3	310.3
Diluted	295.2	310.2	303.1	314.7

Common shares reported in stockholders' equity at end of period			289	303

[1]	As a result of the divestiture of the IS&GS business segment on Aug. 16, 2016, the operating results of the IS&GS business segment have been classified as discontinued operations in the year ended Dec. 31, 2016 and in the quarter and year ended Dec. 31, 2015. A $1.2 billion gain was recorded as a result of the divestiture of the IS&GS business segment and is recorded in earnings from discontinued operations in the year ended Dec. 31, 2016.

[2]	The amounts in the year ended Dec. 31, 2016 include a non-cash gain of $127 million recognized at the Corporation's Space Systems business segment related to the consolidation of the AWE venture upon obtaining control of this venture on Aug. 24, 2016, which increased net earnings from continuing operations $104 million (or $0.34 per share).

[3]	In 2016, the Corporation adopted a new accounting standard issued by the Financial Accounting Standards Board that changed certain aspects of the accounting for equity awards granted to employees. As a result, the Corporation recognized additional income tax benefits as an increase to net earnings from continuing operations and operating cash flows of $15 million ($0.05 per share) and $152 million ($0.50 per share) in the quarter and year ended Dec. 31, 2016. The new accounting standard did not impact any periods prior to Jan. 1, 2016.

17

Lockheed Martin Corporation

Business Segment Summary Operating Results

(unaudited; in millions)

	Quarters Ended				Years Ended
	2016	2015	% Change		2016	2015	% Change
Net sales
Aeronautics	$5,407	$4,384	23%		$17,769	$15,570	14%
Missiles and Fire Control	1,757	1,969	(11	) %	6,608	6,770	(2	) %
Rotary and Mission Systems	3,809	2,785	37%		13,462	9,091	48%
Space Systems	2,779	2,382	17%		9,409	9,105	3%
Total net sales	$13,752	$11,520	19%		$47,248	$40,536	17%

Operating profit
Aeronautics	$552	$448	23%		$1,887	$1,681	12%
Missiles and Fire Control	255	387	(34	) %	1,018	1,282	(21	) %
Rotary and Mission Systems	228	157	45%		906	844	7%
Space Systems[1]	255	288	(11	) %	1,289	1,171	10%
Total business segment operating profit	1,290	1,280	1%		5,100	4,978	2%
Unallocated items[2]
FAS pension expense	(261)	(286)			(1,019)	(1,127)
Less: CAS pension cost	491	381			1,921	1,527
FAS/CAS pension adjustment	230	95			902	400
Special item - severance charges	-	(67)			(80)	(82)
Stock-based compensation	(25)	(20)			(149)	(133)
Other, net	(67)	(188)			(224)	(451)
Total unallocated items	138	(180)			449	(266)
Total consolidated operating profit	$1,428	$1,100	30%		$5,549	$4,712	18%

Operating margin
Aeronautics	10.2%	10.2%			10.6%	10.8%
Missiles and Fire Control	14.5%	19.7%			15.4%	18.9%
Rotary and Mission Systems	6.0%	5.6%			6.7%	9.3%
Space Systems	9.2%	12.1%			13.7%	12.9%
Total business segment operating margin	9.4%	11.1%			10.8%	12.3%

Total consolidated operating margin	10.4%	9.5%			11.7%	11.6%

[1]	The amounts for the year ended Dec. 31, 2016 include a non-cash gain of $127 million related to the consolidation of AWE upon obtaining control of this venture on Aug. 24, 2016, which increased net earnings from continuing operations $104 million (or $0.34 per share).

[2]	The following reclassifications of "Unallocated items" were made as a result of the divestiture of the IS&GS business segment: i) the non-service portion of pension costs for IS&GS employees that participated in the Corporation's defined benefit pension and other post-employment benefit plans were reclassified from the operating results of the IS&GS business segment to "FAS/CAS pension adjustment" and were $54 million in the year ended Dec. 31, 2016 and $18 million and $71 million in the quarter and year ended Dec. 31, 2015, ii) Corporate overhead costs allocated to and included in the operating results of the IS&GS business segment were reclassified to "Other, net" and were $82 million in the year ended Dec. 31, 2016 and $32 million and $165 million in the quarter and year ended Dec. 31, 2015, and iii) significant severance charges related to the IS&GS business segment that were historically recorded in "Special item - severance charges" were reclassified to net earnings from discontinued operations and were $19 million in the year ended Dec. 31, 2016 and $20 million in the year ended Dec. 31, 2015. For more information see the "Unallocated items" section of the accompanying news release.

18

Lockheed Martin Corporation

Consolidated Balance Sheets

(unaudited; in millions, except par value)

	Dec. 31, 2016	Dec. 31, 2015[1]
Assets
Current assets
Cash and cash equivalents	$1,837	$1,090
Receivables, net	8,202	7,254
Inventories, net	4,670	4,819
Other current assets	399	441
Assets of discontinued operations[2]	-	969
Total current assets	15,108	14,573

Property, plant and equipment, net	5,549	5,389
Goodwill	10,764	10,695
Intangible assets, net	4,093	4,022
Deferred income taxes	6,625	6,068
Other noncurrent assets	5,667	5,396
Assets of discontinued operations[2]	-	3,161
Total assets	$47,806	$49,304

Liabilities and equity
Current liabilities
Accounts payable	$1,653	$1,745
Customer advances and amounts in excess of costs incurred	6,776	6,703
Salaries, benefits and payroll taxes	1,764	1,707
Current maturities of long-term debt	-	956
Other current liabilities	2,349	1,859
Liabilities of discontinued operations[2]	-	948
Total current liabilities	12,542	13,918

Long-term debt, net	14,282	14,305
Accrued pension liabilities	13,855	11,807
Other postretirement benefit liabilities	862	1,070
Other noncurrent liabilities	4,659	4,902
Liabilities of discontinued operations[2]	-	205
Total liabilities	46,200	46,207

Stockholders' equity
Common stock, $1 par value per share	289	303
Additional paid-in capital	-	-
Retained earnings	13,324	14,238
Accumulated other comprehensive loss	(12,102)	(11,444)
Total stockholders' equity	1,511	3,097
Noncontrolling interests in subsidiary	95	-
Total equity	1,606	3,097
Total liabilities and equity	$47,806	$49,304

[1]	Certain prior period amounts have been reclassified to conform with current period presentation.

[2]	The assets and liabilities of the IS&GS business segment have been classified as assets and liabilities of discontinued operations as of Dec. 31, 2015.

19

Lockheed Martin Corporation

Consolidated Statements of Cash Flows

(unaudited; in millions)

	Years Ended Dec. 31,
	2016	2015

Operating activities
Net earnings	$5,302	$3,605
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	1,215	1,026
Stock-based compensation	149	138
Severance charges	99	102
Deferred income taxes	(152)	(445)
Gain on divestiture of IS&GS business	(1,242)	-
Gain on step acquisition of AWE	(104)	-
Changes in assets and liabilities
Receivables, net	(811)	(256)
Inventories, net	(46)	(398)
Accounts payable	(188)	(160)
Customer advances and amounts in excess of costs incurred	3	(32)
Postretirement benefit plans	1,028	1,068
Income taxes	146	(48)
Other, net	(210)	501
Net cash provided by operating activities[1]	5,189	5,101

Investing activities
Capital expenditures	(1,063)	(939)
Acquisitions of businesses and investments in affiliates[2]	-	(9,003)
Other, net	78	208
Net cash used for investing activities	(985)	(9,734)

Financing activities
Special cash payment from divestiture of IS&GS business	1,800	-
Proceeds from the issuance of long-term debt	-	9,101
Repayments of long-term debt	(952)	-
Proceeds from borrowings under revolving credit facilities	-	6,000
Repayments of borrowings under revolving credit facilities	-	(6,000)
Repurchases of common stock	(2,096)	(3,071)
Dividends paid	(2,048)	(1,932)
Proceeds from stock option exercises	106	174
Other, net	(267)	5
Net cash (used for) provided by financing activities	(3,457)	4,277

Net change in cash and cash equivalents	747	(356)
Cash and cash equivalents at beginning of period	1,090	1,446
Cash and cash equivalents at end of period	$1,837	$1,090

[1]	Cash from operations includes cash flows generated by the IS&GS business segment through the closing of the divestiture of this business segment on Aug. 16, 2016, as the Corporation retained this cash as part of the divestiture.

[2]	Includes the $9.0 billion purchase price of Sikorsky, net of cash acquired.

20

Lockheed Martin Corporation

Consolidated Statement of Equity

(unaudited; in millions)

				Accumulated
		Additional		Other	Total	Non
	Common	Paid-In	Retained	Comprehensive	Stockholders'	controlling	Total
	Stock	Capital	Earnings	Loss	Equity	Interest	Equity

Balance at Dec. 31, 2015	$303	$-	$14,238	$(11,444)	$3,097	$-	$3,097
Net earnings	-	-	5,302	-	5,302	-	5,302
Other comprehensive loss, net of tax[1]	-	-	-	(658)	(658)	-	(658)
Shares exchanged and retired in connection with divestiture of IS&GS business	(9)	-	(2,488)	-	(2,497)	-	(2,497)
Repurchases of common stock	(9)	(395)	(1,692)	-	(2,096)	-	(2,096)
Dividends declared[2]	-	-	(2,036)	-	(2,036)	-	(2,036)
Stock-based awards, ESOP activity and other	4	395	-	-	399	-	399
Increase in noncontrolling interests in subsidiary	-	-	-	-	-	95	95
Balance at Dec. 31, 2016	$289	$-	$13,324	$(12,102)	$1,511	$95	$1,606

[1]	Primarily represents the reclassification adjustment for the recognition of prior period amounts related to postretirement benefit plans.

[2]	Represents dividends of $1.65 per share declared in each of the first, second and third quarters of 2016. Additionally, includes dividends of $1.82 per share declared in the third quarter of 2016 and paid in the fourth quarter of 2016.

21

Lockheed Martin Corporation

Operating Data

(unaudited; in millions, except aircraft deliveries)

Backlog	Dec. 31, 2016	Dec. 31, 2015
Aeronautics	$34,200	$31,800
Missiles and Fire Control	14,700	15,500
Rotary and Mission Systems	28,400	30,100
Space Systems	18,900	17,400
Total backlog	$96,200	$94,800

	Quarters Ended		Years Ended
Aircraft Deliveries	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
F-16	4	2	12	11
F-35	16	14	46	45
C-130J	8	7	24	21
C-5	3	2	9	9

22

Lockheed Martin Corporation

Press Release Attachments

Consolidated Statements of Earnings Adjusted for Discontinued Operations

(unaudited; in millions)

	Quarter Ended March 29, 2015			Quarter Ended June 28, 2015			Quarter Ended Sept. 27, 2015			Quarter Ended Dec. 31, 2015
	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted

Aeronautics	$3,134	$-	$3,134	$4,131	$-	$4,131	$3,921	$-	$3,921	$4,384	$-	$4,384
Information Systems & Global Solutions	1,390	(1,390)	-	1,408	(1,408)	-	1,401	(1,401)	-	1,397	(1,397)	-
Missiles and Fire Control	1,383	-	1,383	1,649	-	1,649	1,769	-	1,769	1,969	-	1,969
Rotary and Mission Systems	1,979	-	1,979	2,165	-	2,165	2,162	-	2,162	2,785	-	2,785
Space Systems	2,225	-	2,225	2,290	-	2,290	2,208	-	2,208	2,382	-	2,382
Net sales	10,111	(1,390)	8,721	$11,643	$(1,408)	$10,235	$11,461	$(1,401)	$10,060	$12,917	$(1,397)	$11,520
Aeronautics	371	-	371	444	-	444	418	-	418	448	-	448
Information Systems & Global Solutions	145	(145)	-	107	(107)	-	125	(125)	-	131	(131)	-
Missiles and Fire Control	286	-	286	293	-	293	316	-	316	387	-	387
Rotary and Mission Systems	180	-	180	262	-	262	245	-	245	157	-	157
Space Systems	324	-	324	294	-	294	265	-	265	288	-	288
Business Segment Operating Profit	1,306	(145)	1,161	1,400	(107)	1,293	1,369	(125)	1,244	1,411	(131)	1,280
Total Unallocated Items	50	(64)	(14)	45	(65)	(20)	(15)	(37)	(52)	(130)	(50)	(180)
Total Consolidated Operating Profit	1,356	(209)	1,147	1,445	(172)	1,273	1,354	(162)	1,192	1,281	(181)	1,100
Interest expense	(93)	-	(93)	(104)	-	(104)	(104)	-	(104)	(142)	-	(142)
Other non-operating income, net	3	-	3	2	-	2	1	-	1	24	-	24
Earnings from continuing operations before income taxes	1,266	(209)	1,057	1,343	(172)	1,171	1,251	(162)	1,089	1,163	(181)	982
Income tax expense	(388)	69	(319)	(414)	58	(356)	(386)	53	(333)	(230)	65	(165)
Net earnings from continuing operations	878	(140)	738	929	(114)	815	865	(109)	756	933	(116)	817
Net earnings from discontinued operations	-	140	140	-	114	114	-	109	109	-	116	116
Net earnings	$878	$-	$878	$929	$-	$929	$865	$-	$865	$933	$-	$933
Effective tax rate	30.6%		30.2%	30.8%		30.4%	30.9%		30.6%	19.8%		16.8%
Earnings per common share
Basic
Continuing operations	$2.78	$(0.44)	$2.34	$2.98	$(0.37)	$2.61	$2.80	$(0.35)	$2.45	$3.05	$(0.38)	$2.67
Discontinued operations	-	0.44	0.44	-	0.37	0.37	-	0.35	0.35	-	0.38	0.38
Basic earnings per common share	$2.78	$-	$2.78	$2.98	$-	$2.98	$2.80	$-	$2.80	$3.05	$-	$3.05
Diluted
Continuing operations	$2.74	$(0.44)	$2.30	$2.94	$(0.36)	$2.58	$2.77	$(0.35)	$2.42	$3.01	$(0.38)	$2.63
Discontinued operations	-	0.44	0.44	-	0.36	0.36	-	0.35	0.35	-	0.38	0.38
Diluted earnings per common share	$2.74	$-	$2.74	$2.94	$-	$2.94	$2.77	$-	$2.77	$3.01	$-	$3.01

23

	Three Months Ended March 29, 2015			Six Months Ended June 28, 2015			Nine Months Ended Sept. 27, 2015			Twelve Months Ended Dec. 31, 2015
	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted

Aeronautics	$3,134	$-	$3,134	$7,265	$-	$7,265	$11,186	$-	$11,186	$15,570	$-	$15,570
Information Systems & Global Solutions	1,390	(1,390)	-	2,798	(2,798)	-	4,199	(4,199)	-	5,596	(5,596)	-
Missiles and Fire Control	1,383	-	1,383	3,032	-	3,032	4,801	-	4,801	6,770	-	6,770
Rotary and Mission Systems	1,979	-	1,979	4,144	-	4,144	6,306	-	6,306	9,091	-	9,091
Space Systems	2,225	-	2,225	4,515	-	4,515	6,723	-	6,723	9,105	-	9,105
Net sales	10,111	(1,390)	8,721	21,754	(2,798)	18,956	33,215	(4,199)	29,016	46,132	(5,596)	40,536
Aeronautics	371	-	371	815	-	815	1,233	-	1,233	1,681	-	1,681
Information Systems & Global Solutions	145	(145)	-	252	(252)	-	377	(377)	-	508	(508)	-
Missiles and Fire Control	286	-	286	579	-	579	895	-	895	1,282	-	1,282
Rotary and Mission Systems	180	-	180	442	-	442	687	-	687	844	-	844
Space Systems	324	-	324	618	-	618	883	-	883	1,171	-	1,171
Business Segment Operating Profit	1,306	(145)	1,161	2,706	(252)	2,454	4,075	(377)	3,698	5,486	(508)	4,978
Total Unallocated Items	50	(64)	(14)	95	(129)	(34)	80	(166)	(86)	(50)	(216)	(266)
Total Consolidated Operating Profit	1,356	(209)	1,147	2,801	(381)	2,420	4,155	(543)	3,612	5,436	(724)	4,712
Interest expense	(93)	-	(93)	(197)	-	(197)	(301)	-	(301)	(443)	-	(443)
Other non-operating income, net	3	-	3	5	-	5	6	-	6	30	-	30
Earnings from continuing operations before income taxes	1,266	(209)	1,057	2,609	(381)	2,228	3,860	(543)	3,317	5,023	(724)	4,299
Income tax expense	(388)	69	(319)	(802)	127	(675)	(1,188)	180	(1,008)	(1,418)	245	(1,173)
Net earnings from continuing operations	878	(140)	738	1,807	(254)	1,553	2,672	(363)	2,309	3,605	(479)	3,126
Net earnings from discontinued operations	-	140	140	-	254	254	-	363	363	-	479	479
Net earnings	$878	$-	$878	$1,807	$-	$1,807	$2,672	$-	$2,672	$3,605	$-	$3,605
Effective tax rate	30.6%		30.2%	30.7%		30.3%	30.8%		30.4%	28.2%		27.3%
Earnings per common share
Basic
Continuing operations	$2.78	$(0.44)	$2.34	$5.76	$(0.81)	$4.95	$8.57	$(1.16)	$7.41	$11.62	$(1.55)	$10.07
Discontinued operations	-	0.44	0.44	-	0.81	0.81	-	1.16	1.16	-	1.55	1.55
Basic earnings per common share	$2.78	$-	$2.78	$5.76	$-	$5.76	$8.57	$-	$8.57	$11.62	$-	$11.62
Diluted
Continuing operations	$2.74	$(0.44)	$2.30	$5.68	$(0.80)	$4.88	$8.45	$(1.15)	$7.30	$11.46	$(1.53)	$9.93
Discontinued operations	-	0.44	0.44	-	0.80	0.80	-	1.15	1.15	-	1.53	1.53
Diluted earnings per common share	$2.74	$-	$2.74	$5.68	$-	$5.68	$8.45	$-	$8.45	$11.46	$-	$11.46

24

Lockheed Martin Corporation

Press Release Attachments

Consolidated Statements of Earnings Adjusted for Discontinued Operations

(unaudited; in millions)

	Quarter Ended March 27, 2016			Quarter Ended June 26, 2016			Quarter Ended Sept. 25, 2016			Quarter Ended Dec. 31, 2016
	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted

Aeronautics	$3,799	$-	$3,799	$4,375	$-	$4,375	$4,188	$-	$4,188	$5,407	$-	$5,407
Information Systems & Global Solutions	1,334	(1,334)	-	1,337	(1,337)	-	-	-	-	-	-	-
Missiles and Fire Control	1,434	-	1,434	1,680	-	1,680	1,737	-	1,737	1,757	-	1,757
Rotary and Mission Systems	3,004	-	3,004	3,303	-	3,303	3,346	-	3,346	3,809	-	3,809
Space Systems	2,131	-	2,131	2,219	-	2,219	2,280	-	2,280	2,779	-	2,779
Net sales	11,702	(1,334)	10,368	12,914	(1,337)	11,577	11,551	-	11,551	13,752	-	13,752
Aeronautics	420	-	420	478	-	478	437	-	437	552	-	552
Information Systems & Global Solutions	109	(109)	-	151	(151)	-	-	-	-	-	-	-
Missiles and Fire Control	221	-	221	253	-	253	289	-	289	255	-	255
Rotary and Mission Systems	229	-	229	202	-	202	247	-	247	228	-	228
Space Systems	244	-	244	340	-	340	450	-	450	255	-	255
Business Segment Operating Profit	1,223	(109)	1,114	1,424	(151)	1,273	1,423	-	1,423	1,290	-	1,290
Total Unallocated Items	74	(30)	44	142	(40)	102	165	-	165	138	-	138
Total Consolidated Operating Profit	1,297	(139)	1,158	1,566	(191)	1,375	1,588	-	1,588	1,428	-	1,428
Interest expense	(164)	(1)	(165)	(166)	1	(165)	(162)	-	(162)	(171)	-	(171)
Other non-operating income, net	1	-	1	-	-	-	1	-	1	(2)	-	(2)
Earnings from continuing operations before income taxes	1,134	(140)	994	1,400	(190)	1,210	1,427	-	1,427	1,255	-	1,255
Income tax expense[1]	(236)	48	(188)	(379)	68	(311)	(338)	-	(338)	(296)	-	(296)
Net earnings from continuing operations	898	(92)	806	1,021	(122)	899	1,089	-	1,089	959	-	959
Net earnings from discontinued operations	-	92	92	-	122	122	1,306	-	1,306	29	-	29
Net earnings[1]	$898	$-	$898	$1,021	$-	$1,021	$2,395	$-	$2,395	$988	$-	$988
Effective tax rate	20.8%		18.9%	27.1%		25.7%	23.7%		23.7%	23.6%		23.6%
Earnings per common share
Basic
Continuing operations	$2.95	$(0.30)	$2.65	$3.37	$(0.40)	$2.97	$3.64	$-	$3.64	$3.29	$-	$3.29
Discontinued operations	-	0.30	0.30	-	0.40	0.40	4.38	-	4.38	0.10	-	0.10
Basic earnings per common share	$2.95	$-	$2.95	$3.37	$-	$3.37	$8.02	$-	$8.02	$3.39	$-	$3.39
Diluted
Continuing operations	$2.91	$(0.30)	$2.61	$3.32	$(0.39)	$2.93	$3.61	$-	$3.61	$3.25	$-	$3.25
Discontinued operations	-	0.30	0.30	-	0.39	0.39	4.32	-	4.32	0.10	-	0.10
Diluted earnings per common share	$2.91	$-	$2.91	$3.32	$-	$3.32	$7.93	$-	$7.93	$3.35	$-	$3.35

[1]	Income tax expense and net earnings for the quarter and year ended March 27, 2016 reflect the adoption during the second quarter of 2016 of a new accounting standard issued by the Financial Accounting Standards Board that changed certain aspects of the accounting for equity awards.

25

	Three Months Ended March 27, 2016			Six Months Ended June 26, 2016			Nine Months Ended Sept. 25, 2016			Twelve Months Ended Dec. 31, 2016
	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted	Lockheed Martin Historical	Adjustments for Discontinued Operations	Lockheed Martin Adjusted

Aeronautics	$3,799	$-	$3,799	$8,174	$-	$8,174	$12,362	$-	$12,362	$17,769	$-	$17,769
Information Systems & Global Solutions	1,334	(1,334)	-	2,671	(2,671)	-	-	-	-	-	-	-
Missiles and Fire Control	1,434	-	1,434	3,114	-	3,114	4,851	-	4,851	6,608	-	6,608
Rotary and Mission Systems	3,004	-	3,004	6,307	-	6,307	9,653	-	9,653	13,462	-	13,462
Space Systems	2,131	-	2,131	4,350	-	4,350	6,630	-	6,630	9,409	-	9,409
Net sales	11,702	(1,334)	10,368	24,616	(2,671)	21,945	33,496	-	33,496	47,248	-	47,248
Aeronautics	420	-	420	898	-	898	1,335	-	1,335	1,887	-	1,887
Information Systems & Global Solutions	109	(109)	-	260	(260)	-	-	-	-	-	-	-
Missiles and Fire Control	221	-	221	474	-	474	763	-	763	1,018	-	1,018
Rotary and Mission Systems	229	-	229	431	-	431	678	-	678	906	-	906
Space Systems	244	-	244	584	-	584	1,034	-	1,034	1,289	-	1,289
Business Segment Operating Profit	1,223	(109)	1,114	2,647	(260)	2,387	3,810	-	3,810	5,100	-	5,100
Total Unallocated Items	74	(30)	44	216	(70)	146	311	-	311	449	-	449
Total Consolidated Operating Profit	1,297	(139)	1,158	2,863	(330)	2,533	4,121	-	4,121	5,549	-	5,549
Interest expense	(164)	(1)	(165)	(330)	-	(330)	(492)	-	(492)	(663)	-	(663)
Other non-operating income, net	1	-	1	1	-	1	2	-	2	-	-	-
Earnings from continuing operations before income taxes	1,134	(140)	994	2,534	(330)	2,204	3,631	-	3,631	4,886	-	4,886
Income tax expense[1]	(236)	48	(188)	(615)	116	(499)	(837)	-	(837)	(1,133)	-	(1,133)
Net earnings from continuing operations	898	(92)	806	1,919	(214)	1,705	2,794	-	2,794	3,753	-	3,753
Net earnings from discontinued operations	-	92	92	-	214	214	1,520	-	1,520	1,549	-	1,549
Net earnings[1]	$898	$-	$898	$1,919	$-	$1,919	$4,314	$-	$4,314	$5,302	$-	$5,302
Effective tax rate	20.8%		18.9%	24.3%		22.6%	23.1%		23.1%	23.2%		23.2%
Earnings per common share
Basic
Continuing operations	$2.95	$(0.30)	$2.65	$6.32	$(0.71)	$5.61	$9.25	$-	$9.25	$12.54	$-	$12.54
Discontinued operations	-	0.30	0.30	-	0.71	0.71	5.03	-	5.03	5.17	-	5.17
Basic earnings per common share	$2.95	$-	$2.95	$6.32	$-	$6.32	$14.28	$-	$14.28	$17.71	$-	$17.71
Diluted
Continuing operations	$2.91	$(0.30)	$2.61	$6.23	$(0.69)	$5.54	$9.13	$-	$9.13	$12.38	$-	$12.38
Discontinued operations	-	0.30	0.30	-	0.69	0.69	4.97	-	4.97	5.11	-	5.11
Diluted earnings per common share	$2.91	$-	$2.91	$6.23	$-	$6.23	$14.10	$-	$14.10	$17.49	$-	$17.49

[1]	Income tax expense and net earnings for the quarter and year ended March 27, 2016 reflect the adoption during the second quarter of 2016 of a new accounting standard issued by the Financial Accounting Standards Board that changed certain aspects of the accounting for equity awards.
26